Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
Chief Financial Officer
(404) 842-2638

PREMIER EXHIBITIONS, INC.

REPORTS THIRD QUARTER RESULTS

ATLANTA, GA – January 6, 2009 – Premier Exhibitions, Inc. (NASDAQ: PRXI), a major developer of touring museum quality exhibitions, today announced its financial results for the third quarter and nine months ended November 30, 2008. The Company’s current fiscal year ends February 28, 2009 (“Fiscal 2009”). Revenue for the third quarter decreased 20%, to $13.5 million, compared to $16.7 million in the third quarter of the fiscal year ended February 29, 2008 (“Fiscal 2008”). For the nine months ended November 30, 2008, revenue decreased 1% to $43.8 million, compared to $44.3 million for the same period in the prior year. Net loss was ($1.8) million in the third quarter compared to net income of $2.7 million in the same quarter last year. For the nine month period ended November 30, 2008, net loss was ($1.8) million, compared to $11.5 million of net income for the same period in the prior year.

Diluted (loss) income per common share for the quarters ended November 30, 2008 and November 30, 2007 was ($.06) and $.08, respectively. EBITDA (a non-GAAP measure) for the third quarter of Fiscal 2009 and for the same period last year was ($1.6) million and $4.6 million, respectively. Adjusted EBITDA (a non-GAAP measure) for the third quarter of Fiscal 2009 and for the same period last year was ($1.0) million and $7.0 million, respectively.

Diluted (loss) income per common share for the nine months ended November 30, 2008 and November 30, 2007 was ($.06) and $.35, respectively. EBITDA for the first nine months of Fiscal 2009 and for the same period last year was $0.7 million and $18.9 million, respectively. Adjusted EBITDA for the first nine months of Fiscal 2009 and for the same period last year was $0.3 million and $22.2 million, respectively.

Starting in the first quarter of Fiscal 2009, the Company began presenting total gross revenue as a new, non-GAAP financial measure. The Company believes that total gross revenue is an important metric that provides relevant information on the true scale of the Company’s operations. For the quarter ended November 30, 2008, total gross revenue was $18.0 million, and for the nine months ended November 30, 2008, total gross revenue was $80.1 million.

A reconciliation of all non-GAAP measures presented in this press release to their most directly comparable GAAP financial measures, together with a definition of each such measure and an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided as an exhibit to this press release.

Overview

The Company continues to be significantly impacted by weakening global economic conditions. We believe that a persistent weak economy has affected attendance levels at our exhibitions and has also negatively impacted our ability to locate and open new exhibition venues. Our financial results for the third quarter reflect these challenges. However, we have embarked on several new initiatives to address these challenges and which are designed to significantly improve our operating and financial performance in the coming months. These initiatives include significant reductions to our overhead cost structure, expansion of our sales efforts to locate new venues in major world markets, revisions to our relationships with key partners to improve our competitiveness and stricter controls over capital expenditures to preserve liquidity and improve operating cash flow. We expect to communicate the details of our revised business plan in the coming weeks and we believe that as a result of these initiatives that we will see improvement to our operating results.

Overall attendance at the Company’s Bodies and Titanic exhibitions was down 34% in the current quarter compared to the same quarter last year. This decline occurred despite an increase in operating days of 14% and an increase in the number of operating locations from 21 to 29. The attendance decline was due to having six exhibitions in storage during the quarter and by reduced attendance per venue – average attendance per venue declined from 66,073 to 31,451 in the quarter compared to the same quarter last year. However, there was continued strength and, in some cases improvement, at certain of our locations. Attendance at our newly opened Bodies exhibition at the Luxor Hotel & Casino remained strong with an increase of 9.3% for the first four months of operation compared to this exhibition’s earlier sequential four months of operation at the Tropicana Hotel. In addition, our attendance results were very strong during the third quarter at the newly opened Titanic exhibition in Milwaukee as well as at the new Bodies exhibition in Rio de Janeiro. We also saw continued strength at the Bodies exhibition in Budapest and Copenhagen as well as at the Titanic exhibition at the Atlanta Aquarium.

As a result of the challenging economic climate and the erosion of discretionary consumer spending, we believe that it is imperative for the Company to maintain an overhead cost structure consistent with these conditions. We are reviewing all operating and overhead departments to identify cost savings and efficiencies that can be implemented immediately. This will include internal costs as well as spending on outside consultants and advisors. The Company intends to significantly reduce its general and administrative spending for fiscal year 2010. This is in addition to the significant reductions that occurred in August of the current fiscal year. We plan to keep investors informed of our progress on this critical initiative in the coming weeks and months.

On September 26, 2008, we also completed an amendment of our revolving loan agreement with Bank of America. The amendment extends our existing credit facility to September 26, 2009 and provides the Company with a $10 million revolving line of credit with Bank of America. Our availability under this revolver is dependent upon the Company’s compliance with the financial covenants included in the revolving loan agreement. Based upon actual results over the past four fiscal quarters, as of November 30, 2008, the Company had access to approximately $7.1 million under its revolving loan agreement. Should the Company’s performance not improve, the amount available for borrowing under this facility will continue to decrease, as the amounts available to the Company for borrowing under the revolving loan agreement are based on actual results for a trailing four quarter period. While the Company does not currently have a balance under its revolving loan agreement and expects to significantly reduce its operating and overhead costs in the coming months, the Company anticipates that it may require additional outside capital resources in fiscal 2010. Should the amounts available to the Company under its revolving loan agreement with Bank of America be reduced further or should Bank of America decide not to advance funds under such agreement, the Company would have to seek funding from other sources.

On November 30, 2008, the Company executed an amendment to an agreement with Live Nation for the combined sales, marketing and operation of human anatomy exhibitions on an international basis (excluding North America). This amendment provides for an upfront license fee to be paid to the Company of $4.0 million in exchange for the right to jointly promote 8 exhibitions. $3.0 million of such license fee was paid to the Company on December 5, 2008 and another $1.0 million is expected to be paid to the Company on or before January 9, 2009. While this is an exclusive arrangement between the parties, the new arrangement includes best efforts by both the Company and its partners to secure new locations and possible arrangements with third party promoters.

We opened our permanent Titanic exhibition at the Luxor Hotel and Casino on December 20, 2008. This exhibition was newly designed for the Luxor and includes more than 20 never before seen artifacts including gaming chips, passenger personal papers and decorative sections from Titanic’s famed Grand Staircase. This new exhibition is located adjacent to our Bodies exhibition at the Luxor. We expect to be able to leverage the presence of two exhibitions in a single location in terms of sales and marketing efforts and costs of operation. For the first 10 days of operation, our attendance increased by 125% compared to the last ten days of operation at our former location at the Tropicana Hotel.

Our “Dialog in the Dark” exhibition continues to draw an increasing number attendees to our location in Atlanta. This new exhibition has been well received by visitors and the media. “Dialog in the Dark” has been experienced by over 5 million people and 20 countries. We recently opened our second “Dialog in the Dark” location at the Union Station Museum in Kansas City, MO on November 11, 2008. We have been pleased by initial attendance levels at this new location, as well as by the positive reaction of attendees and local media.

On March 13, 2008, the Company entered into an exclusive license agreement with Sports Immortals, Inc. for the promotion of Joel Platt’s extensive sports memorabilia collection as both fixed and touring exhibitions. We have spent the last several months attending trade shows for potential locations, developing very preliminary designs of a proposed exhibition and getting familiar with the breadth and depth of the sports collection. We are very sensitive to the current economic climate, the willingness of consumers to spend and the capital required to develop, build and install new exhibitions. We have decided to focus initially on domestic locations but will eventually want to evaluate potential international locations. It is our intention to move very carefully with new exhibitions to minimize the risks associated with new exhibitions and to carefully develop an exhibition design that will attract customers and maximize our profit opportunity. We are currently working with the Platts to finalize an exhibition design that we believe can be successful. Once completed, we expect to begin discussions with potential venues with the goal of opening a Sports Immortals exhibition by the end of calendar year 2009.

On December 29, 2008, we completed the closing of a transaction to sell selected assets and liabilities of our merchandising operation that were acquired from MGR Entertainment. These assets and liabilities are focused on the live music business and were purchased by us in March, 2008. This aspect of the merchandising business is not consistent with the Company’s current business strategy, requires ongoing capital commitments and achieves low operating margins. We continue to focus on merchandising activities at all our exhibition locations to increase revenue per attendee and our margins on this activity. This disposition did not impact operating results for the third quarter or nine month period, however the transaction will be reflected in operating results beginning in the fourth quarter.

Fiscal 2009 continues to be a challenging year for the Company with a very difficult economic climate coupled with significant organizational changes and numerous external distractions and challenges. We are actively focused on finalizing and implementing a revised business plan that addresses the need for new and profitable venue locations, a streamlined organization structure and new types of exhibitions that will be appreciated and attended by the public. We intend to focus on improving our operating and financial results and significantly increasing shareholder value.

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The Company’s Preliminary Consent Revocation Statement Filed With the SEC

On December 29, 2008, the Company filed a preliminary Consent Revocation Statement with the SEC. The preliminary Consent Revocation Statement was filed in connection with the Company’s opposition to the solicitation of written shareholder consents by Sellers Capital LLC and Sellers Capital Master Fund, Ltd. (together, “Sellers Capital”) to elect four nominees of Sellers Capital to serve as members of the Company’s Board of Directors.

For the reasons set forth in the preliminary Consent Revocation Statement, the Company strongly believes that the consent solicitation currently undertaken by Sellers Capital is not in the best interests of the Company or its shareholders. As a result, the Company recommends that shareholders do not submit a consent solicited by Sellers Capital or that shareholders revoke any consent previously provided to Sellers Capital.

Shareholders are urged to read the Company’s preliminary Consent Revocation Statement (including any supplements thereto) and any other relevant documents that the Company has filed, or will file with the SEC when they become available because such documents contain, or will contain, important information.

D.F. King & Co., Inc. has been retained by the Company as consent revocation solicitation agent. Shareholders with questions are encouraged to call them toll-free 1-800-735-3107.

Shareholders are able to obtain, free of charge, copies of the preliminary Consent Revocation Statement, and will be able to obtain, free of charge, copies of the definitive Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation, from the SEC’s website at www.sec.gov, from the Company, or from D.F. King & Co., Inc.

Certain of Premier’s directors, executive officers and other employees may be deemed to be “participants” in the solicitation of revocations of consents. Information regarding the names and interests of these persons is contained in the preliminary Consent Revocation Statement (including any amendments or supplements thereto).

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Other Updates: On March 25, 2008, the United States District Court for the Eastern District of Virginia granted the U.S. government permission to file an amicus curie (friend of the court) brief in response to the Company’s wholly-owned subsidiary, R.M.S. Titanic, Inc.’s November 30, 2007 motion for an interim salvage award. The U.S. government took the position that the issuance of an in specie (in kind) salvage award to R.M.S. Titanic, with limitations, could be an appropriate mechanism to satisfy the salvage award and could help ensure that the Titanic artifacts are conserved and curated in an intact collection that remains available to the public. On April 15, 2008, the District Court entered an order requesting that R.M.S. Titanic collaborate with the U.S. government and propose suggested covenants that would be included in an in specie award. The order also outlined a process for further discussion pertaining to such covenants, should the court decide to issue an in specie award. On June 12, 2008, R.M.S. Titanic submitted covenants that may be included in an in specie award, should the District Court determine one is appropriate, in accordance with the April 15, 2008 order made by the District Court. After engaging in consultative discussions with the U.S. government over the past several months, on September 15, 2008, R.M.S. Titanic submitted revised covenants and restrictions. While there remain unresolved differences, the Company believes that the revised covenants and restrictions meet the criteria as previously outlined by the District Court. At this time, there is not a schedule for the District Court to address R.M.S. Titanic’s request for an in specie salvage award. The District Court has not yet determined that an in specie award is the proper remedy to satisfy R.M.S. Titanic’s motion. On October 14, 2008, the U.S. government filed an amicus response to R.M.S. Titanic’s proposed revised covenants, and by leave of the District Court granted on October 31, 2008, R.M.S. Titanic in turn filed a reply brief on November 12, 2008. On November 18, 2008, R.M.S. Titanic attended a status conference at the District Court. At the conclusion of the hearing, the District Court asked for certain additional submissions from R.M.S. Titanic and the U.S. government, which were provided. The District Court also indicated it would complete its review of the proposed revised covenants and conditions and any final areas of disagreement between the U.S. government and R.M.S. Titanic, and likely issue its final version and order in the future. There have not been any further decisions or announcements from the District Court since the November 18 hearing.

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Attendance at exhibitions has been negatively impacted by the domestic and world economic situation. Currently, the Company has six operating Titanic exhibitions located in Atlanta, GA; Las Vegas, NV; Sarasota, FL; Madrid, Spain; Milwaukee, WI and Montreal, Canada. The Company also currently has eight operating BODIES exhibitions located in Atlanta, GA; Indianapolis, IN; Wichita, KS; Las Vegas, NV; New York, NY; Honolulu, HI; Rio de Janeiro, Brazil; and San Juan, Puerto Rico. The Company recently completed BODIES exhibitions in Hot Springs, AR; Budapest, Hungary; Panama City, Panama and Copenhagen, Denmark and plans to open four new exhibitions in the next 30 days.

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Third Quarter Comparison

Outlined below are explanations for significant variances in the Company’s income statement between the third quarter of Fiscal 2009 and the third quarter of Fiscal 2008.

Revenue

The decrease in revenue was primarily due to the following factors:

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Overall attendance at the Company’s Bodies and Titanic exhibitions was down 34% in the current quarter compared to the same quarter last year. Attendance at the Company’s human anatomy exhibits was down 16% despite an increase in the number of operating “Bodies…The Exhibition” and “Bodies Revealed” locations to eighteen in the current quarter compared to 13 in the same quarter last year. Moreover, there were 996 operating days in the current quarter compared to 772 operating days in the same quarter last year. Attendance at the Company’s Titanic exhibits was down 61% despite only a 10% decrease in operating days to 433 in the current quarter compared to 481 operating days in the same quarter last year. The decrease in attendance primarily resulted from six exhibitions placed into storage and underperforming venues primarily due to reduced attendance associated with the economic downturn.

•

License revenue, a component of exhibition revenue, decreased to $5.3 million for the current quarter compared to $7.3 million for the same quarter last year. The decrease in license revenue is related to the first amendment to the Live Nation agreement described above.

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The decrease in exhibition revenue was partially offset by a $1.7 million increase in merchandise revenue primarily as a result of the Company’s acquisition of MGR Entertainment in March 2008. For the quarter, merchandise revenue from non-exhibition touring activities added $1.4 million in additional merchandise revenue.

Cost of Sales

The increase in cost of sales was primarily due to:

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An increase in exhibition costs resulting from increasing the number of the Company’s self-run exhibitions from 4 to 6. In self-run exhibitions, all costs are recorded by the Company, compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs primarily attributable to additional advertising and public relations costs associated with opening and operating of additional self-run exhibitions.

•	An increase in cost of merchandise to $1.0 million for the current quarter, primarily as a result of the Company’s acquisition of MGR.

•	Increased specimen licensing costs in relation to the Company’s licensing agreement which permits the Company to promote and exhibit three “Our Body: The Universe Within” exhibitions.

Operating expenses

General & Administrative (“G&A”)

The decrease in G&A was primarily due to:

•

The elimination of salary and stock compensation costs for executives who left the Company during the second quarter ended August 31, 2008 – estimated impact is approximately $2.5 million. This was offset by charges related to separation agreements with out-going executives during the third quarter ended November 30, 2008 which added $0.3 million to the current quarter.

•	An increase of $0.3 million as a result of the Company’s acquisition of MGR, mainly comprised of additional salary, rent, professional and legal fees associated with the acquisition

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An increase in professional fees of approximately $0.8 million associated with the Company’s SOX testing, higher legal fees attributable to various matters, as well as higher tax costs for several projects as well as tax compliance related matters.

•	As a result of exhibitions placed into storage the Company has classified approximately $0.2 million of specimen license payments to general and administrative expenses.

•	The Company increased its bad debt allowance by approximately $0.2 million.

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In addition, there were other general and administrative increases in the third quarter, none of which are significant on their own, of approximately $0.3 million that contributed to offsetting the overall general and administrative expense decrease.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to:

•

A $0.4 million increase to $0.8 million in the depreciation of maintenance capital related to the increased number of self-run exhibitions and depreciation of significant capital projects such as the Luxor project and the Dialog in the Dark exhibitions compared to the third quarter last fiscal year.

•	A $0.3 million increase to $0.5 million in amortization as it relates to the MGR acquisition, as well as the licensing arrangement the Company has with The Universe Within Project LTD.

Net Income

We incurred a net loss in the third quarter of Fiscal 2009 compared to net income in the third quarter of the prior fiscal year primarily as a result of a decrease in revenue combined with higher expenses related to self-run exhibitions and higher depreciation and amortization costs.

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Nine Months Comparison

Outlined below are explanations for significant variances in the Company’s income statement between the first nine months of Fiscal 2009 and the first nine months of Fiscal 2008.

Revenue

The decrease in revenue was primarily due to:

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Overall attendance at the Company’s Bodies and Titanic exhibitions was down 11% for the current fiscal year compared to the prior fiscal year. Attendance at the Company’s human anatomy exhibits was up 3% due to an increase in the number of operating “Bodies…The Exhibition” and “Bodies Revealed” locations to 29, which provided 3,549 operating days in the current fiscal year compared to 18 operating locations which provided 2,200 operating days for the same period last fiscal year. Although, the Company significantly increased the number of operating venues in the current year, decreases of 2% or $372,993 in admissions revenue were experienced compared to the prior year period. Attendance at the Company’s Titanic exhibits was down 39% despite only a 1% decrease in operating days to 1,357 in the current fiscal year period compared to 1,365 operating days for the same period last fiscal year. Although, the number of operating days only decreased by 8 in the current year period, the Company experienced decreases of 20% or ($1.4) million in admissions revenue compared to the prior year period. The decrease in attendance was primarily attributable to underperforming venues primarily coupled with the economic downturn.

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License revenue, a component of exhibition revenue, decreased to $8.6 million for the current fiscal year period compared to $12.6 million for the same period last fiscal year. The decrease in license revenue is related to the first amendment to the Live Nation agreement, discussed in greater detail above, as well as to an increase in self run operations.

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The decrease in exhibition revenue was partially offset by a $5.1 million increase in merchandise revenue for the nine month period, primarily as a result of the Company’s acquisition of MGR Entertainment in March 2008.

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The Company operated fifteen “Bodies…The Exhibition” locations (Barcelona, Spain; Madrid, Spain; Vienna, Austria; Budapest, Hungary; Indianapolis, IN; Honolulu, Hawaii; Cincinnati, OH; Ft. Lauderdale, FL; Las Vegas, NV (two locations) New York, NY; Pittsburgh, PA; San Juan, Puerto Rico; Atlanta, GA and Atlantic City, NJ;) in the current nine month period compared to sixteen (Prague, Czech Republic; Lisbon, Portugal; Amsterdam; The Netherlands; Arlington, VA; Las Vegas, NV; Durham, NC, San Diego, CA; New York, NY; Branson, MO; Columbus, OH; Seattle, WA; Ft. Lauderdale, FL; Pittsburgh, PA; Barcelona, Spain; Framingham, MA and Miami, FL) in the same period last year.

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The Company operated eight “Bodies Revealed” locations (Hartford, CT; Kansas City, MO; Redding, CA; Sacramento, CA; Copenhagen, Denmark; Rio de Janeiro; Panama City, Panama and Santiago, Chile) in the current nine month period compared to two (Buenos Aires, Argentina; and Sao Paulo, Brazil) in the same period last year.

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The addition of “Our Body: The Universe Within” locations in Mobile, AL; Oklahoma City, OK; Wichita, KS; San Antonio, TX; Harrisburg, PA and Hot Springs, AR following their acquisition by the Company in December 2007.

Cost of Sales

The increase in cost of sales was primarily due to:

•

An increase in the number of the Company’s self-run exhibitions from seven to ten. In self-run exhibitions all costs are recorded by the Company, as compared to partnership arrangements, where costs are shared between the Company and a partner.

•	An increase in marketing costs primarily attributable to additional marketing campaigns associated with additional self-run exhibitions.

•

A $2.5 million increase in cost of merchandise to $2.7 million for the current nine month period, primarily as a result of the Company’s acquisition of MGR, pursuant to which $2.4 million in additional merchandise expense was realized.

•	Increased specimen licensing costs in relation to the licensing agreement which permits the Company to promote three “Our Body: The Universe Within” exhibitions.

Operating expenses

General & Administrative (“G&A”)

The increase in G&A was primarily due to:

•	Changes in the Company’s executive management team that occurred during the nine month period which increased compensation expense by approximately $2.4 million.

•

Charges related to separation agreements with certain outgoing executives added $2.1 million to the current nine month period. This was offset by the one-time adjustment of $3.7 million of previously recognized stock compensation expense as a result of the forfeiture of stock options by these executives.

•	Restructuring of the Company’s executive management team in August 2008

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Increased headcount during the nine month period in certain support departments (Accounting, Marketing, and Administrative) and in connection with the Company’s Dialog in the Dark, Sports Immortals and Star Trek exhibitions.

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An increase in professional fees of approximately $2.1 million associated with higher legal fees attributable to various matters, the Company’s Sarbanes-Oxley testing, higher tax costs for several projects and various other internal projects.

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An increase in the Company’s other general and administrative expenses which are primarily attributable to the Company’s royalty settlement of approximately $0.3 million and an increase in the Company’s bad debt reserve of approximately $0.5 million.

•	As a result of exhibitions placed into storage during the nine month period, the Company has classified approximately $0.2 million of specimen license payments to general and administrative expenses.

•	An increase of $1.9 million as a result of the acquisition of MGR, mainly comprised of additional salary, rent, professional and legal fees associated with the acquisition.

Depreciation and Amortization

The increase in depreciation and amortization was primarily due to:

•

An increase in the depreciation of maintenance capital related to the increased number of self-run exhibitions and depreciation of significant capital projects, such as the Luxor project, and Dialog in the Dark, compared to the prior year nine month period.

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An increase in amortization as it relates to the acquisition of MGR, as well as the Company’s licensing arrangement with The Universe Within Project LTD, pursuant to which the Company promotes three “Our Body: The Universe Within” exhibitions.

Net Income

We incurred a net loss for the nine months ended November 30, 2008 compared to a net income for the same prior year period due to a decrease in revenue, higher cost of sales and general and administrative expenses, as well as higher depreciation and amortization.

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Balance Sheet Changes

The Company continues to take actions to reduce capital expenditures in light of the current economic condition. The balance sheet changes between the end of Fiscal 2008 and the end of the third quarter of Fiscal 2009 reflect investments the Company made to grow the business. The Company remains committed to fulfill its long term capital investment obligations; however the Company is refraining from initiating any new capital projects at this time.

The decrease in cash is primarily attributable to the decline in operating income, the acquisition of MGR Entertainment which was completed early in the first quarter, as well as the initiation of several significant capital projects, including the Luxor, Dialog in the Dark and Sports Immortals.

The increase in prepaid expenses and other current assets is primarily attributable to the acquisition of MGR Entertainment.

The increase in property and equipment is primarily attributable to an increase in exhibition assets as a result of an increase in the number of the Company’s self-run exhibitions, as well as the acquisition of MGR Entertainment. In addition, the Company has acquired fixed assets in support of the new Bodies exhibition at the Luxor and the Dialog in the Dark and Sports Immortals exhibitions.

The increase in licenses and other rights was primarily due to the long-term license agreement with Sports Immortals, Inc. to present, promote, and conduct “Sports Immortals” exhibitions featuring sports artifacts and memorabilia.

The increase in goodwill was primarily the result of the acquisition of MGR Entertainment.

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Q3 2009 Earnings Conference Call

Premier Exhibitions will hold its Fiscal 2009 third quarter earnings conference call on Wednesday, January 7, 2009 at 9:00 a.m. (EST). Investors can access the call by dialing 1-877-741-4253 in the U.S. and 1-719-325-4839 internationally. Callers should reference confirmation code 7848971. A transcript of the conference call will be made available on the Company’s website: www.prxi.com.

Safe Harbor Statement

Except for historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “intend,” “expect,” “will,” “anticipate,” “estimate” or “continue” or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions’ most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Statement Regarding Use of Non-GAAP Measures

This press release contains certain financial measures that are not prepared in accordance with GAAP (generally accepted accounting principles in the U.S.). Such financial measures are referred to herein as “non-GAAP” and are presented in this press release in accordance with Regulation G as promulgated by the Securities and Exchange Commission. A reconciliation of each such non-GAAP measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes each such non-GAAP financial measure provides useful information to investors, is provided below.

EBITDA

EBITDA is defined as income from operations before other income and expenses, income taxes, interest and depreciation and amortization. EBITDA does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of operating performance or as an alternative to cash flows as a measure of our liquidity.

Nevertheless, the Company believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of its financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the entertainment and exhibitions industries. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that the Company defines as earnings before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The Company uses Adjusted EBITDA to evaluate the performance of its operating segments. The Company believes that information about Adjusted EBITDA assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation on the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in the Company’s business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Free Cash Flow

Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of its liquidity. Nevertheless, the Company believes that providing non-GAAP information regarding Free Cash Flow is important for investors and other readers of its financial statements, as it provides a measure of liquidity. Because Free Cash Flow is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Free Cash Flow, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling the non-GAAP information presented above to GAAP follows the financial statements included with this press release.

Total Gross Revenue

Total Gross Revenue is defined by the Company as total gross revenue from co-promoted or partnered arrangements plus revenues generated from the Company’s self-run venues plus merchandise and other revenues. The majority of the Company’s exhibitions are operated through co-production or partnership agreements. With these agreements, the Company recognizes revenue based on its contractual percentage of net profits (gross revenue less exhibition expenses). The Company believes that it is important to provide investors with the total scale of its exhibitions through the metric Total Gross Revenue. GAAP revenue is defined as the Company’s contractual percentage of the net profits (gross revenue less exhibition expenses) of co-promoted or partnered exhibitions plus revenue generated from the Company’s self-runs plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of our operating performance.

Premier Exhibitions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2007	2008	2007	2008
Revenue:
Exhibition revenue	$16,311,000	$11,285,000	$42,806,000	$37,180,000
Merchandise and other	410,000	2,143,000	1,380,000	6,575,000
Sale of coal	14,000	28,000	77,000	34,000

Total revenue	16,735,000	13,456,000	44,263,000	43,789,000

Cost of revenue:
Exhibition costs	5,172,000	7,348,000	12,171,000	21,146,000
Cost of merchandise sold	29,000	1,250,000	228,000	2,744,000
Cost of coal sold	4,000	2,000	15,000	4,000

Total cost of revenue (exclusive of depreciation and amortization shown separately below)	5,205,000	8,600,000	12,414,000	23,894,000
Gross profit	11,530,000	4,856,000	31,849,000	19,895,000

Operating expenses:
General and administrative	6,934,000	6,429,000	12,912,000	19,164,000
Depreciation and amortization	614,000	1,273,000	1,668,000	3,691,000
Loss on sale of fixed assets	—	—	—	5,000

Total operating expenses	7,548,000	7,702,000	14,580,000	22,860,000

Income (loss) from operations	3,982,000	(2,846,000)	17,269,000	(2,965,000)

Other income and expenses:
Interest income	289,000	46,000	736,000	209,000
Interest expense	—	(1,000)	—	(3,000)
Other income	—	94,000	10,000	93,000

Total other income and expenses	289,000	139,000	746,000	299,000

Income (loss) before provision for income taxes	4,271,000	(2,707,000)	18,015,000	(2,666,000)

Provision for (benefit) from income taxes	1,541,000	(865,000)	6,485,000	(851,000)

Net income (loss)	$2,730,000	$(1,842,000)	$11,530,000	$(1,815,000)

Net income (loss) per share:
Basic income (loss) per common share	$0.09	$(0.06)	$0.39	$(0.06)

Diluted income (loss) per common share	$0.08	$(0.06)	$0.35	$(0.06)

Shares used in basic per share calculations	30,047,900	29,291,666	29,660,719	29,253,863

Shares used in diluted per share calculations	34,097,129	29,291,666	33,303,780	29,253,863

Premier Exhibitions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	February 29, 2008	November 30 2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,426,000	$4,709,000
Marketable securities	1,055,000	1,273,000
Accounts receivable, net of allowance for doubtful accounts of $378,000 and $854,000, respectively	3,590,000	8,212,000
Carpathia receivable, related party	2,500,000
Merchandise inventories	291,000	1,648,000
Current income tax benefit	—	3,271,000
Prepaid expenses and other current assets	3,682,000	3,978,000

Total current assets	27,544,000	23,091,000

Artifacts owned, at cost	3,088,000	3,087,000
Salvor’s lien	1,000	1,000
Property and equipment, net of accumulated depreciation of $4,707,000 and $6,793,000, respectively	7,308,000	14,431,000
Exhibition licenses, net of accumulated amortization of $2,752,000 and $4,423,000, respectively	8,450,000	9,270,000
Goodwill	1,377,000	2,224,000
Deferred income taxes	1,660,000	1,809,000
Other assets	1,233,000	277,000

	$50,661,000	$54,190,000

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$3,565,000	$8,380,000
Deferred revenue	—	685,000
Notes payable	—	96,000

Total current liabilities	3,565,000	9,161,000

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock; $.0001 par value; authorized 40,000,000 shares; issued and outstanding 30,166,614 and 30,351,448 shares, respectively	3,000	3,000
Additional paid-in capital	43,147,000	42,946,000
Retained earnings	11,406,000	9,591,000
Accumulated other comprehensive income (loss)	(270,000)	(321,000)
Treasury stock, at cost; 1,066,449 shares, respectively	(7,190,000)	(7,190,000)

	47,096,000	45,029,000

Total shareholders’ equity	$50,661,000	$54,190,000

Premier Exhibitions, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended November 30,
	2007	2008
Cash flows from operating activities:
Net income (loss)	$11,530,000	$(1,815,000)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,668,000	3,691,000
Stock based compensation	3,295,000	(400,000)
Provision for doubtful accounts	106,000	476,000
Excess tax (benefit) expense on the exercise of employee stock options	(1,384,000)	30,000
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(1,149,000)	(4,106,000)
(Increase) in merchandise inventories	(115,000)	(1,357,000)
(Increase) in deferred income taxes	(168,000)	(122,000)
(Increase) decrease in prepaid expenses and other assets	(1,082,000)	660,000
Decrease in Carpathia receivable	—	2,500,000
(Increase) decrease in income taxes	3,739,000	(3,271,000)
(Increase) decrease in deferred revenue	(536,000)	685,000
Increase in accounts payable and accrued liabilities	226,000	3,938,000

Total adjustments	4,600,000	2,724,000

Net cash provided by operating activities	16,130,000	909,000

Cash flows used in investing activities:
Purchases of property and equipment	(3,465,000)	(8,974,000)
Purchase of exhibition licenses	(2,878,000)	(1,908,000)
Purchase of subrogation rights	(250,000)	—
Acquisition, net of cash received	—	(2,101,000)
Net increase in marketable securities	10,000	(218,000)
Purchase of certificate of deposit	(1,000,000)	—

Net cash used in investing activities	(7,583,000)	(13,201,000)

Cash flows from financing activities:
Proceeds from revolving line of credit	—	3,969,000
Payments on revolving line of credit	—	(3,542,000)
Proceeds from option and warrant exercises	2,391,000	229,000
Excess tax benefit (expense) on the exercise of stock options	1,384,000	(30,000)

Net cash provided by financing activities	3,775,000	626,000

Effects of exchange rate changes on cash and cash equivalents	(133,000)	(51,000)

Net increase (decrease) in cash and cash equivalents	12,189,000	(11,717,000)
Cash and cash equivalents at beginning of period	16,811,000	16,426,000

Cash and cash equivalents at end of period	$29,000,000	$4,709,000

Supplemental disclosure of cash flow information:
Cash paid during the period for taxes	$2,433,000	$1,529,000

Supplemental disclosure of non-cash investing and financing activities:
Cashless exercise of stock options	$(41,000)	$—

Supplemental disclosure of non-cash investing and financing activities:
Unrealized loss on marketable securities	$10,000	$—

EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	November 30, 2007	November 30, 2008	November 30, 2007	November 30, 2008
Net income (loss)	$2,730,000	$(1,842,000)	$11,530,000	$(1,815,000)
Provision for income taxes	1,541,000	(865,000)	6,485,000	(851,000)
Interest income	(289,000)	(139,000)	(746,000)	(299,000)
Depreciation & amortization	614,000	1,273,000	1,668,000	3,696,000

EBITDA	$4,596,000	$(1,573,000)	$18,937,000	$731,000

Stock compensation	2,383,000	619,000	3,295,000	(400,000)

Adjusted EBITDA	$6,979,000	$(954,000)	$22,232,000	$331,000

Non – GAAP Measure:

EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of the Company’s performance or liquidity, determined in accordance with U.S. GAAP.

Adjusted EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation, amortization and stock compensation. Adjusted EBITDA should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP.

Free Cash Flows

	Three Months Ended		Nine Months Ended
	November 30, 2007	November 30, 2008	November 30, 2007	November 30, 2008
Operating cash flow	$5,654,000	$390,000	$16,130,000	$909,000
Capital expenditures	(1,014,000)	(4,145,000)	(3,465,000)	(8,974,000)

Free Cash Flow	$4,640,000	$(3,755,000)	$12,665,000	$(8,065,000)

Non – GAAP Measure:

Free Cash Flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free Cash Flow does not represent cash flows from operations as defined by GAAP, and should not be considered as either an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of our liquidity.

Total Gross Revenue:

	Three Months Ended November 30, 2008	Nine Months Ended November 30, 2008
Revenue:
Gross revenue partnership arrangements	$11,719,000	$61,433,000
Revenue generated from self runs	4,180,000	12,070,000
Merchandise and other	2,143,000	6,575,000

Total Gross Revenue (Non-GAAP)	$18,042,000	$80,078,000

Gross revenue partnership arrangements	$11,719,000	$61,433,000
Less: venue costs from partnership arrangements	(6,467,000)	(30,877,000)

Gross profit from partnership arrangements	$5,252,000	$30,556,000
Less: partners share of exhibition revenue generated from partnership arrangements	1,881,000	(5,412,000)

Premier share of revenue generated from partnership arrangements	7,133,000	25,144,000
Revenue generated from self-run operations	4,180,000	12,070,000
Merchandise and other	2,143,000	6,575,000

Premier Total Revenue (GAAP)	$13,456,000	$43,789,000

Non – GAAP Measure:

The majority of the Company’s exhibitions are operated through co-production or partnership agreements. With these agreements, the Company recognizes revenue based on its contractual percentage of net profits (gross revenue less exhibition expenses). The Company believes that it is important to provide investors with the total scale of its exhibitions through the metric Total Gross Revenue. Total Gross Revenue is defined by the Company as total gross revenue from co-promoted or partnered arrangements plus revenues generated from the Company’s self run venues plus merchandise and other revenues. GAAP revenue is defined as the Company’s contractual percentage of the net profits (gross revenue less exhibition expenses) of the co-promoted or partnered exhibitions plus revenue generated from the Company’s self-run exhibitions plus merchandise and other revenue. Total Gross Revenue does not represent total revenue as defined by GAAP and should not be considered an alternative to total revenue as an indicator of the Company’s operating performance.